Exhibit 99.1

NEWS RELEASE

DATE:	October 22, 2008	4:30 p.m. E.S.T
CONTACT:	Archie M. Brown, Jr., President and CEO
MainSource Financial Group, Inc. 812-663-6734

MAINSOURCE FINANCIAL GROUP–NASDAQ, MSFG – Announces Earnings for the Third Quarter 2008

Greensburg, Indiana (NASDAQ: MSFG) Archie M. Brown, Jr., President & Chief Executive Officer of MainSource Financial Group, Inc., announced today the unaudited results for the quarter ended September 30, 2008.  Net income was $5.4 million in the third quarter of 2008, which equates to $0.28 per share, compared to $5.6 million for the same period a year ago, or $0.30 per share.  A significant increase in the Company’s net interest margin was offset by an increase in loan loss provision expense.  Total loan loss provision expense was $5.3 million in the third quarter of 2008 compared to $1.2 million for the same period a year ago.

Mr. Brown stated, “We are pleased with our results for the third quarter given the challenging economic environment. Our earnings were solid even with the significant increase in our loan loss provision expense. We continue to experience growth in our low-cost deposits and consumer and commercial loans. Our net interest margin remains strong and was stable from the second quarter. Our net interest income and non interest income were up significantly and our non interest expenses were in check. Asset quality continues to be an area of focus for our company. Our non-performing loans and net charge-offs increased for the quarter reflecting the deterioration in the economy. However, net charge-offs on a year to date basis are in line with our expectations. While our non-performing loans have increased, we believe we have responsibly balanced this increase with the additional loan loss provision expense.”

Mr. Brown continued, “In August, we completed the acquisition of 1st Independence Financial Group. I want to welcome employees from 1st Independence to the MainSource family. We are very excited about our combined future. We are especially pleased with the strengthened market position we now have in Southern Indiana as well as our entry into Kentucky. I am extremely proud of our employees who continue to provide great service to our customers and have enabled our company to report a solid quarter.”

NET INTEREST INCOME

Net interest income was $22.5 million for the third quarter of 2008, which represents an increase of 23.6% from the third quarter of 2007.  Net interest margin, on a fully-taxable equivalent basis, was 3.92% for the third quarter of 2008, which was flat on a linked quarter basis and an increase of 44 basis points from the third quarter of 2007.  This increase was primarily due to the rate cuts that occurred during the fourth quarter of 2007 and the first quarter of 2008 as the Company’s cost of funds decreased at a faster rate than the yield on earning assets.

NON-INTEREST INCOME

The Company’s non-interest income increased to $7.8 million for the third quarter of 2008 compared to $7.5 million for the same period in 2007.  Increases in service charges on deposit accounts and interchange income were offset by a slight decrease in other income.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $18.1 million for the third quarter of 2008 compared to $17.3 million for the same period in 2007, which represents an increase of approximately 4.6% over the same period a year ago.  The increase was primarily related to an increase in employee-related costs and represents normal merit increases and the current period effect of the acquisition of 1st Independence.  The Company’s efficiency ratio was 58.34% for the third quarter of 2008, which was a significant reduction compared to an efficiency ratio of 65.04% for the same period a year ago.  The improvement in the Company’s efficiency ratio was primarily due to the significant increase in the net interest margin.

ASSET QUALITY

Non-performing assets were $47.3 million as of September 30, 2008, which represents an increase of approximately $17.4 million from the $29.9 million reported as of June 30, 2008.  This increase was primarily due to the acquisition of 1st Independence.  As of September 30, 2008, 1st Independence had $12.9 million of non-performing assets.  Non-performing assets represented 1.65% of total assets as of September 30, 2008.  Annualized net charge-offs for the third quarter of 2008 equaled 0.42% of average loans.  For the nine months ended September 30, 2008, annualized net charge-offs equated to 0.33% of average loans.  The Company’s allowance for loan losses as a percent of total outstanding loans was 1.36% as of September 30, 2008 compared to 0.85% as of December 31, 2007 and 0.79% a year ago.  As mentioned above, total loan loss provision expense was $5.3 million in the third quarter of 2008 compared to $1.2 million for the same period a year ago.  The additional provision expense was primarily due to the increase in the level of non-performing loans, an increase in specific allocations related to certain commercial real estate loans which exhibited credit deterioration during the third quarter, and the continued weakening in the real estate markets.

ACQUISITION COMPLETED

In August 2008, the Company completed its acquisition of 1st Independence Financial Group, Inc.  As a result of the merger, 1st Independence’s wholly owned subsidiary, 1st Independence Bank, Inc., became the wholly owned subsidiary of MainSource.  At the time of acquisition, 1st Independence Bank operated eight offices in southern Indiana and Kentucky and had total assets of approximately $325 million, total deposits of $261 million, and total loans of $245 million.

MAINSOURCE FINANCIAL GROUP

(unaudited)

(Dollars in thousands except per share data)

Income Statement Summary

	Three months ended September 30		Nine months ended September 30
	2008	2007	2008	2007
Interest Income	$36,242	$36,783	$107,136	$107,944
Interest Expense	13,693	18,537	43,668	52,341
Net Interest Income	22,549	18,246	63,468	55,603
Provision for Loan Losses	5,254	1,184	10,921	2,779
Noninterest Income:
Insurance commissions	517	474	1,591	1,405
Trust and investment product fees	418	472	1,238	1,287
Mortgage banking	796	761	2,978	2,125
Service charges on deposit accounts	3,875	3,606	10,638	9,682
Gain on sales of securities	6	—	435	229
Interchange income	958	783	2,695	2,370
Other	1,232	1,439	3,816	3,995
Total Noninterest Income	7,802	7,535	23,391	21,093
Noninterest Expense:
Employee	10,400	9,621	31,056	28,785
Occupancy	1,470	1,308	4,355	4,046
Equipment	1,586	1,399	4,566	4,382
Intangible amortization	634	666	1,903	1,999
Telecommunications	471	452	1,359	1,464
Stationary, printing, and supplies	389	382	1,018	1,144
Other	3,154	3,465	8,934	9,440
Total Noninterest Expense	18,104	17,293	53,191	51,260
Earnings Before Income Taxes	6,993	7,304	22,747	22,657
Provision for Income Taxes	1,610	1,701	4,939	5,636
Net Income	$5,383	$5,603	$17,808	$17,021

Average Balance Sheet Data

	Three months ended September 30		Nine months ended September 30
	2008	2007	2008	2007
Gross Loans	$1,796,852	$1,639,410	$1,729,716	$1,597,886
Earning Assets	2,352,424	2,172,394	2,271,578	2,129,514
Total Assets	2,624,734	2,465,673	2,554,262	2,423,109
Noninterest Bearing Deposits	207,137	190,263	199,192	188,409
Interest Bearing Deposits	1,727,749	1,637,352	1,702,326	1,630,086
Total Interest Bearing Liabilities	2,127,672	1,996,270	2,061,191	1,954,716
Shareholders’ Equity	269,674	255,425	270,939	256,206

Per Share Data

	Three months ended September 30		Nine months ended September 30
	2008	2007	2008	2007
Diluted Earnings Per Share	$0.28	$0.30	$0.95	$0.91
Cash Dividends Per Share	0.145	0.140	0.430	0.415
Market Value - High	21.27	19.01	21.27	19.01
Market Value - Low	13.98	15.03	12.15	15.03
Average Outstanding Shares (diluted)	19,127,713	18,688,359	18,761,370	18,731,780

Key Ratios

	Three months ended September 30		Nine months ended September 30
	2008	2007	2008	2007
Return on Average Assets	0.81%	0.91%	0.93%	0.94%
Return on Average Equity	7.92%	8.77%	8.78%	8.88%
Net Interest Margin	3.92%	3.48%	3.82%	3.61%
Efficiency Ratio	58.34%	65.04%	59.93%	64.81%
Net Overhead to Average Assets	1.56%	1.58%	1.56%	1.66%

Balance Sheet Highlights

As of September 30	2008	2007
Total Loans (Excluding Loans Held for Sale)	$1,957,154	$1,665,661
Allowance for Loan Losses	26,529	13,169
Total Securities	518,065	502,900
Goodwill and Intangible Assets	147,746	135,991
Total Assets	2,867,189	2,513,930
Noninterest Bearing Deposits	218,102	196,570
Interest Bearing Deposits (excluding Public Funds)	1,578,629	1,414,008
Public Fund Deposits	280,536	230,633
Repurchase Agreements	31,131	29,506
Other Borrowings	436,248	359,010
Shareholders’ Equity	297,310	258,847

Other Balance Sheet Data

As of September 30	2008	2007
Book Value Per Share	$14.76	$13.89
Loan Loss Reserve to Loans	1.36%	0.79%
Nonperforming Assets to Total Assets	1.65%	0.76%
Outstanding Shares	20,136,362	18,636,429

Asset Quality

As of September 30	2008	2007
Loans Past Due 90 Days or More and Still Accruing	$3,798	$1,708
Non-accrual Loans	39,673	15,867
Other Real Estate Owned	3,782	1,618
Total Nonperforming Assets	$47,253	$19,193

Net Charge-offs - YTD	$4,287	$2,402
Net Charge-offs as a % of average loans	0.33%	0.20%

MainSource Financial Group, Inc. is a community-focused, financial services holding company with assets exceeding $2.85 billion. The Company operates 85 banking offices through its four banking subsidiaries, MainSource Bank, Greensburg, Indiana, MainSource Bank of Illinois, Kankakee, Illinois, MainSource Bank-Ohio, Troy, Ohio, and 1st Independence Bank, Inc., Louisville, Kentucky. The Company’s non-banking subsidiaries, MainSource Insurance, LLC and MainSource Title, LLC, provide related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.  Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our continuing acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.

* * * * *

MainSource Financial Group, Inc. 2105 N. State Road 3 Bypass, Greensburg, IN 47240